Exhibit 4.1

State of North Carolina

Department of the Secretary of State

ARTICLES OF AMENDMENT

OF

1ST FINANCIAL SERVICES CORPORATION

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is: 1ST FINANCIAL SERVICES CORPORATION.

2.	The text of each amendment adopted is as follows (State below or attach):

See attached Exhibit A.

3.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

Not applicable.

4.	The date of adoption of each amendment was as follows: June 15, 2010.

5.	The amendment was approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

6.	These articles will be effective upon filing.

This the 16th day of June, 2010.

1ST FINANCIAL SERVICES CORPORATION
Name of Corporation

/s/ Michael G. Mayer
Signature

Name:	Michael G. Mayer
Title:	Chief Executive Officer

Exhibit A

The Articles of Incorporation of the Corporation are hereby amended by deleting Article 2 in its entirety and inserting in lieu thereof the following new Article 2:

2. The aggregate number of shares which the corporation shall have the authority to issue is 45,000,000 shares divided into two classes. The designation, par value and number of shares of each class are as follows:

Class	Par Value	Number of Shares
Common Stock	$5.00	35,000,000
Class B Stock	No Par	10,000,000
Total Shares		45,000,000

The Corporation’s Board of Directors shall be authorized to issue shares of Class B Stock from time to time, to create series thereof, and to determine the designations, terms, and relative rights, and any preferences or limitations of the Class B Stock, or of shares within each series of Class B Stock, at the time of issuance, all by its resolution. Without limiting the generality of the foregoing authority, the Board of Directors shall be authorized to fix and determine:

(a)	the designation of each series and the number of shares to constitute each series (which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors);

(b)	the dividend rate (or method of determining such rate), if any; any conditions on which and times at which dividends are payable; any preference or relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of capital stock, including Class B Stock; whether such dividends shall be cumulative or non-cumulative; and whether the Class B Stock will be participating or nonparticipating with other shares with respect to dividends;

(c)	whether shares within a series will be redeemable (at the option of the corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property, or rights, including securities of the corporation or of another corporation;

(d)	the terms and amount of any sinking, retirement, or purchase fund;

(e)	with respect to each series, the conversion or exchange rights (at the option of the corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange times, prices, rates, adjustments, and other terms of conversion or exchange;

(f)	the voting rights, if any (other than any voting rights that the Class B Stock may have as a matter of law);

(g)	any restrictions on the issuance or reissuance of additional Class B Stock;

(h)	with respect to each series, the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, including any preferences over the common stock or any other class or classes or any other series of capital stock, including Class B Stock, and whether the Class B Stock will be participating or nonparticipating with other shares with respect to distributions of the corporation’s assets;

(i)	any limitations or restrictions on transfer; and

(j)	with respect to each series, such other special rights and privileges, if any, for the benefit of the holders of, or other terms or limitations with respect to, the shares within that series as shall not be inconsistent with the provisions of the corporation’s Articles of Incorporation, as amended, or applicable law.

All shares of Class B Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. The number, designations, terms, relative rights, preferences, and limitations of shares within any one series may differ from those of shares within any other series. All shares of Class B Stock redeemed, purchased or otherwise acquired by the corporation (including shares surrendered for conversion) shall be canceled and thereupon restored to the status of authorized but unissued shares of Class B Stock undesignated as to series.